Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
August 3, 2010
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2010 THIRD QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND
Fiscal 2010 Third Quarter Highlights — as of June 30, 2010 or as compared to the year ago quarter
•	Closings increased 60% to 6,805 homes

•	Net sales orders decreased 3% to 4,921 homes

•	Net income of $50.5 million, compared to a net loss of $143.8 million

•	Gross margin on home sales increased 590 basis points to 17.2%

•	Homebuilding SG&A improved 430 basis points to 10.4% of homebuilding revenues

•	$345.2 million principal of notes repurchased during the quarter

•	$1.7 billion in homebuilding cash and marketable securities

•	Homebuilding debt to total capitalization (net of cash and marketable securities) improved 1,320 basis points to 17.5%
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported net income for its third fiscal quarter ended June 30, 2010 of $50.5 million, or $0.16 per diluted share. The quarterly results included $30.3 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs, the majority of which related to communities in Illinois. In the same quarter of fiscal 2009, the net loss was $143.8 million, or $0.45 per diluted share. Homebuilding revenue for the third quarter of fiscal 2010 increased 51% to $1.4 billion, from $914.1 million in the same quarter of fiscal 2009. Homes closed increased 60% to 6,805 homes, from 4,240 homes in the same quarter of fiscal 2009.

     For the nine months ended June 30, 2010, the Company reported net income of $253.9 million, or $0.78 per diluted share. The nine-month results included $33.9 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs and a tax benefit of $152.7 million. In the same period of fiscal 2009, the net loss was $314.9 million, or $0.99 per diluted share. Homebuilding revenue for the nine months ended June 30, 2010 increased 31% to $3.4 billion, from $2.6 billion in the same period of fiscal 2009. Homes closed in the nine-month period increased 40% to 16,594 homes, from 11,893 homes closed in the same period of fiscal 2009.
     Net sales orders for the third quarter ended June 30, 2010 declined 3% to 4,921 homes ($1.0 billion), compared to 5,089 homes ($1.1 billion) in the same quarter of fiscal 2009. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the third quarter of fiscal 2010 was 28%. Net sales orders for the first nine months of fiscal 2010 increased 28% to 15,396 homes ($3.2 billion), compared to 12,026 homes ($2.5 billion) in the same period of fiscal 2009. The Company’s sales order backlog of homes under contract at June 30, 2010 was 4,430 homes ($954.4 million), compared to 5,430 homes ($1.1 billion) at June 30, 2009.
     The Company’s homebuilding unrestricted cash and marketable securities at June 30, 2010 totaled $1.7 billion. During the third quarter, the Company reduced the number of homes in inventory by 3,100, contributing to cash provided by operating activities of $159.3 million. Net cash provided by operating activities for the first nine months of fiscal 2010 was $587.1 million, which was primarily due to the federal income tax refunds received during the period.
     During the third quarter, the Company repurchased $345.2 million principal amount of its outstanding senior notes, resulting in an $8.3 million loss on early retirement of debt. Fiscal year-to-date homebuilding debt repurchases and redemptions total $883.6 million. Subsequent to June 30th, the Company repurchased $53.3 million principal amount of its outstanding senior notes.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on August 26, 2010 to stockholders of record on August 16, 2010.

     Donald R. Horton, Chairman of the Board, said, “We are pleased to report a quarterly profit for the third consecutive quarter and positive cash flow from operations for our 16th consecutive quarter. Our homes closed increased 60% over the prior year and our homes gross margin improved 590 basis points. Our homebuilding SG&A dollars increased only 7% from the year ago quarter while supporting a 51% increase in homebuilding revenues. Our balance sheet remains strong with homebuilding cash and marketable securities of $1.7 billion and net homebuilding leverage improving to 17.5%. Including our debt repurchases subsequent to quarter-end and the scheduled maturities in September, our total principal repayments in fiscal 2010 will be more than $1 billion.
     “As we expected, market conditions in the homebuilding industry have become more challenging after the expiration of the tax credit at the end of April. Our net sales orders declined significantly in May and improved modestly in June and July. However, we will continue to focus on providing affordable homes for the first-time buyer, controlling our costs and contracting for new communities with attractively priced finished lots while maintaining our strong balance sheet.”
     The Company will host a conference call today (Tuesday, August 3rd) at 10:00 a.m. Eastern time. The dial-in number is 877-407-0778, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 21,404 homes closed in the twelve-month period ended June 30, 2010. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 72 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our continued focus on providing affordable homes for the first-time buyer, controlling our costs, contracting for communities with attractively priced finished lots and maintaining a strong balance sheet. Forward-looking statements also include our scheduled maturities in September bringing our total principal repayments in fiscal 2010 to more than $1 billion. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of expiring government programs, such as the homebuyer federal tax credit; the limited success of our strategies in responding to adverse conditions in the industry; a return of an inflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred tax asset; and the utilization of our tax losses could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s current report on Form 8-K dated February 8, 2010, which updated our annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, all which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2010	2009
		(Adjusted)
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,357.1	$1,922.8
Marketable securities, available-for-sale	298.2	—
Restricted cash	58.8	55.2
Inventories:
Construction in progress and finished homes	1,416.8	1,446.6
Residential land and lots — developed and under development	1,572.9	1,643.3
Land held for development	567.7	562.5
Land inventory not owned	7.6	14.3

	3,565.0	3,666.7
Income taxes receivable	32.6	293.1
Deferred income taxes, net of valuation allowance of $879.2 million and $1,073.9 million at June 30, 2010 and September 30, 2009, respectively	—	—
Property and equipment, net	61.3	57.8
Other assets	417.8	433.0
Goodwill	15.9	15.9

	5,806.7	6,444.5

Financial Services:
Cash and cash equivalents	35.4	34.5
Mortgage loans held for sale	316.1	220.8
Other assets	53.2	57.0

	404.7	312.3

	$6,211.4	$6,756.8

LIABILITIES
Homebuilding:
Accounts payable	$199.8	$216.8
Accrued expenses and other liabilities	950.1	932.0
Notes payable	2,214.7	3,076.6

	3,364.6	4,225.4

Financial Services:
Accounts payable and other liabilities	57.5	62.1
Mortgage repurchase facility	152.5	68.7

	210.0	130.8

	3,574.6	4,356.2

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,888.1	1,871.1
Retained earnings	831.3	613.2
Treasury stock, at cost	(95.7)	(95.7)
Accumulated other comprehensive income	0.1	—

	2,627.0	2,391.8
Noncontrolling interests	9.8	8.8

	2,636.8	2,400.6

	$6,211.4	$6,756.8

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,378.2	$896.6	$3,381.1	$2,553.1
Land/lot sales	0.1	17.5	2.9	36.6

	1,378.3	914.1	3,384.0	2,589.7

Cost of sales:
Home sales	1,141.1	795.0	2,793.5	2,211.5
Land/lot sales	0.1	16.7	2.2	32.6
Inventory impairments and land option cost write-offs	30.3	110.8	33.9	215.2

	1,171.5	922.5	2,829.6	2,459.3

Gross profit (loss):
Home sales	237.1	101.6	587.6	341.6
Land/lot sales	—	0.8	0.7	4.0
Inventory impairments and land option cost write-offs	(30.3)	(110.8)	(33.9)	(215.2)

	206.8	(8.4)	554.4	130.4

Selling, general and administrative expense	143.2	134.3	400.3	388.2
Interest expense	19.6	21.8	69.3	70.4
Loss (gain) on early retirement of debt, net	8.3	3.9	6.7	(4.4)
Other (income)	(1.7)	(2.2)	(6.5)	(8.7)

Operating income (loss) from Homebuilding	37.4	(166.2)	84.6	(315.1)

Financial Services:
Revenues, net of recourse and reinsurance expense	27.8	18.8	67.7	39.1
General and administrative expense	21.2	18.1	57.2	58.5
Interest expense	0.7	0.2	1.4	1.2
Interest and other (income)	(3.0)	(2.3)	(7.5)	(8.0)

Operating income (loss) from Financial Services	8.9	2.8	16.6	(12.6)

Income (loss) before income taxes	46.3	(163.4)	101.2	(327.7)
Benefit from income taxes	(4.2)	(19.6)	(152.7)	(12.8)

Net income (loss)	$50.5	$(143.8)	$253.9	$(314.9)

Basic:
Net income (loss) per share	$0.16	$(0.45)	$0.80	$(0.99)

Weighted average number of common shares	318.2	316.9	318.0	316.8

Diluted:
Net income (loss) per share	$0.16	$(0.45)	$0.78	$(0.99)

Numerator for diluted income (loss) per share after assumed conversions	$50.5	$(143.8)	$277.0	$(314.9)

Adjusted weighted average number of common shares	319.1	316.9	356.9	316.8

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$38.3	$30.3	$95.6	$89.1

Depreciation	$4.0	$5.9	$12.7	$20.7

Interest incurred	$42.0	$45.9	$138.3	$153.8

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Nine Months Ended
June 30, 2010
(In millions)
Operating Activities
Net income	$253.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12.7
Amortization of discounts and fees	22.2
Stock option compensation expense	9.7
Income tax benefit from stock option exercises	(2.9)
Loss on early retirement of debt, net	6.7
Inventory impairments and land option cost write-offs	33.9
Changes in operating assets and liabilities:
Decrease in construction in progress and finished homes	26.6
Decrease in residential land and lots — developed, under development, and held for development	35.9
Decrease in other assets	16.2
Decrease in income taxes receivable	260.5
Increase in mortgage loans held for sale	(95.3)
Increase in accounts payable, accrued expenses and other liabilities	7.0

Net cash provided by operating activities	587.1

Investing Activities
Purchases of property and equipment	(15.6)
Purchases of marketable securities, available-for-sale	(299.4)
Increase in restricted cash	(3.6)

Net cash used in investing activities	(318.6)

Financing Activities
Proceeds from notes payable	83.8
Repayment of notes payable	(888.8)
Proceeds from stock associated with certain employee benefit plans	4.6
Income tax benefit from stock option exercises	2.9
Cash dividends paid	(35.8)

Net cash used in financing activities	(833.3)

Decrease in Cash and Cash Equivalents	(564.8)
Cash and cash equivalents at beginning of period	1,957.3

Cash and cash equivalents at end of period	$1,392.5

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended June 30,				Nine Months Ended June 30,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	512	$114.5	482	$115.8	1,582	$367.5	1,024	$239.4
Midwest	250	71.5	377	102.5	821	233.4	842	227.0
Southeast	1,044	196.6	786	145.4	3,159	589.6	2,087	379.0
South Central	1,754	307.1	1,845	317.6	5,741	998.9	4,319	747.6
Southwest	426	73.2	583	102.6	1,475	255.5	1,455	249.0
West	935	262.8	1,016	275.2	2,618	748.6	2,299	629.1

	4,921	$1,025.7	5,089	$1,059.1	15,396	$3,193.5	12,026	$2,471.1

HOMES CLOSED

	Three Months Ended June 30,				Nine Months Ended June 30,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	652	$150.6	351	$83.1	1,630	$381.7	1,012	$240.0
Midwest	350	99.3	274	76.8	940	259.1	743	206.5
Southeast	1,337	247.8	718	136.6	3,148	573.6	2,059	393.6
South Central	2,661	456.8	1,529	269.3	6,411	1,096.7	4,231	745.0
Southwest	702	118.5	510	86.8	1,657	286.3	1,624	304.4
West	1,103	305.2	858	244.0	2,808	783.7	2,224	663.6

	6,805	$1,378.2	4,240	$896.6	16,594	$3,381.1	11,893	$2,553.1

SALES ORDER BACKLOG

	As of June 30,
	2010		2009
	Homes	Value	Homes	Value
East	511	$112.4	499	$117.6
Midwest	270	79.3	427	112.0
Southeast	980	195.0	811	151.1
South Central	1,658	299.7	2,087	362.1
Southwest	344	60.6	643	115.2
West	667	207.4	963	267.5

	4,430	$954.4	5,430	$1,125.5